Exhibit 10.2

MARCH LETTER AGREEMENT

March 26, 2015

Sentinel RE Investment Holdings LP

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Billy Butcher and General Counsel

Re:	March Put Exercise

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase Agreement, as amended by that Amendment Agreement, dated February 10, 2014, that Second Amendment Agreement, dated April 8, 2014, that Third Amendment Agreement, dated December 22, 2014, and that January Letter Agreement (as defined below) (collectively, the “Purchase Agreement”) by and among Sentinel RE Investment Holdings LP, a Delaware limited partnership (the “Investor”), Sentio Healthcare Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), and Sentio Healthcare Properties OP, L.P., a Delaware limited partnership (the “Partnership,” and together with the Company, the “Sentio Parties”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

Whereas, on January 16, 2015, the Parties entered into a letter agreement (the “January Letter Agreement”) and closed a Construction Loan Put Exercise (the “Georgetown Put Exercise”) whereby the Investor agreed to commit to purchase newly issued Series B Convertible Preferred Units for an aggregate amount of $41,912,000, funded pursuant to a draw schedule. Pursuant to the January Letter Agreement, the Investor was issued 155,000 newly issued Series B Convertible Preferred Units, which is the amount of Series B Convertible Preferred Units that would cause the Investor’s ownership interest in the Partnership to be 48.9%.

Whereas, if the Partnership were to issue any additional Series B Convertible Preferred Units, the Investor would beneficially own greater than 48.9% of the outstanding partnership interest of the Partnership, triggering certain “change-of-control” provisions in the Sentio Parties’ loan documents, which, without consents from the lenders thereto, would cause the Sentio Parties to be in default under such loan documents. Although the Sentio Parties are currently pursuing such requisite lender consents, the Sentio Parties do not anticipate receiving all required consents prior to the Closing of a Put Exercise Notice originally delivered to the Investor on February 24, 2015, amended and restated on March 18, 2015 and further amended and restated on March 25, 2015 for the acquisitions of Armbrook Village and Gables of Kentridge (the “March Put Exercise”).

Whereas, pursuant to the March Put Exercise, the Sentio Parties have requested that the Investor purchase 220,580 Series B Convertible Preferred Units for an aggregate amount of $22,058,000.

Whereas, of the 155,000 Series B Convertible Preferred Units issued to the Investor in connection with the Georgetown Put Exercise, as of March 2, 2015, the Investor has funded only $1,902,000 for 19,020 Series B Convertible Preferred B Units. The Parties have agreed that the 135,980 unfunded Series B Convertible Preferred Units issued in connection with the Georgetown Put Exercise shall be deemed instead to have been issued in connection with the March Put Exercise, and that the Investor shall pay $13,598,000 for such unfunded units on the initial Closing of the March Put Exercise, which amount shall be deemed to have been funded in connection with the March Put Exercise. In addition, because the March Put Exercise is for an amount in excess of the $13,598,000, the Sentio Parties wish to provide further that the Series B Convertible Preferred Units to be issued in connection with the March Put Exercise will be issued in two closings: an initial closing representing the 135,980 Series B Convertible Preferred Units described above, and a subsequent closing for the balance of the Series B Convertible Preferred Units issuable under the March Put Exercise.

In consideration of the mutual agreements and covenants contained herein, for the reasons discussed above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sentio Parties and the Investor hereby agree as follows:

1.           Amendment to January Letter Agreement. The January Letter Agreement is hereby amended as follows: the number of Series B Convertible Preferred Units referred to as the “First Issuance” in the January Letter Agreement shall be 19,020 Series B Convertible Preferred Units.

2.           Issuance of Series B Convertible Preferred Units for March Put Exercise. Notwithstanding anything to the contrary in the Purchase Agreement, the Series B Convertible Preferred Units for the March Put Exercise shall be divided into two issuances. Upon the initial Closing of the March Put Exercise, the Investor shall wire $13,598,000 to the account of the Partnership, and 135,980 of the Series B Convertible Preferred Units issued in connection with the Georgetown Put Exercise shall be deemed instead to have been issued in connection with the March Put Exercise (such number of Series B Convertible Preferred Units hereafter referred to as the “March First Issuance”) and shall be subject to the same terms and conditions as if originally issued in connection with an Ordinary Put Exercise Notice.

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The balance of the Series B Convertible Preferred Units issuable upon the subsequent Closing of the March Put Exercise (which amount will equal the difference between (i) the securities calculated pursuant to Section 2.2 of the Purchase Agreement for the March Put Exercise (the “March Full Issuance”) and (ii) the March First Issuance) will then be issued, and the payment relating thereto will be wired to the account of the Partnership, upon the earlier to occur of the following: (a) receipt of all lender consents listed on Schedule A attached hereto, (b) four months following the Closing of the March Put Exercise, subject to one or more extensions beyond such four-month period exercisable by the Investor in its discretion upon ten days’ notice to the Sentio Parties, (c) upon a Liquidation Event (as defined in the Investor Rights Agreement), (d) at the Investor’s election, a sale of a material amount of the assets of the Company or the Partnership, (e) at the Investor’s election, a sale or issuance of any equity in the Company or the Partnership other than (X) sales by holders of the stock of the Company in the ordinary course or (Y) issuances pursuant to the Purchase Agreement and (f) at the Investor’s election, the listing of securities of the Company or the Partnership on a nationally recognized stock exchange. For all other purposes under the Purchase Agreement, as well as the Investor Rights Agreement and the Partnership Agreement (each as defined in the Purchase Agreement), including the receipt by the Investor of distributions payable on the Series B Convertible Preferred Units under Section 9.2(d)(iii)(F) of the Partnership Agreement (which shall be accrued until they are paid to the Investor at the time of the March Full Issuance), the Investor shall be treated as having been issued the March Full Issuance as of the date of the initial Closing; provided that the Investor shall have only the voting rights relating to the securities the Investor actually beneficially owns (for the avoidance of doubt, the Investor shall beneficially own the March Full Issuance upon the subsequent Closing of the March Put Exercise); provided further that nothing herein shall be deemed to amend or modify Sections 9.2(d)(iii)(A) and 9.2(d)(iv)(D) of the Partnership Agreement. Notwithstanding anything to the contrary in the Purchase Agreement, the Investor Rights Agreement, the Partnership Agreement or this March Letter Agreement, in no event shall the Investor be required, without its prior written consent, to invest any additional amounts in the Company unless the Investor has received the March Full Issuance and the Full Issuance (as defined in the January Letter Agreement).

3.           Ratification. Except as expressly amended hereby, the Purchase Agreement (including, for the avoidance of doubt, the January Letter Agreement) shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4.           Governing Law. This March Letter Agreement will be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

5.           Counterparts. This March Letter Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

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If the foregoing meets with your approval, please indicate your acceptance of this March Letter Agreement by countersigning a copy of this agreement in the space indicated below.

Very truly yours,

Sentio Healthcare Properties, Inc.

By:	/s/ Sharon Kaiser
Name: Sharon Kaiser
Title: Chief Financial Officer

Sentio Healthcare Properties OP, L.P.

By:	Sentio Healthcare Properties, Inc., its
general partner

By:	/s/ Sharon Kaiser
Name: Sharon Kaiser
Title: Chief Financial Officer

Agreed to and accepted:
Sentinel RE Investment Holdings LP

By: Sentinel RE Investment Holdings GP, as general partner

By:	/s/ Billy Butcher
Name: Billy Butcher
Title: Vice President

SCHEDULE A

Lender Consents

Lender Consent Required:

1.	Rome
2.	Global/Dallas
3.	Hedgecoxe
4.	Caruth Haven
5.	Oaks Bradenton
6.	Greentree
7.	Forestview
8.	Floral Vale
9.	Chattanooga
10.	Amber Glen
11.	Mill Creek
12.	Hudson Creek
13.	Sugar Creek
14.	Buffalo Crossing

Lender Consent Not Required:

1.	Oakleaf Portfolio
2.	Bryan MOB
3.	Blue Springs/Parkway

Conditional: Lender consent is not required provided that the applicable condition set forth below is satisfied at the time of the Full Issuance. If the applicable condition is not satisfied at the time of the Full Issuance, lender consent is required.

Loan	Condition
Standish Village	Compliance with the provisions of Section 7 of Exhibit B to that certain Senior Housing Loan and Security Agreement dated December 6, 2013
St. Andrews Village	Compliance with the provisions of Section 7 of Exhibit B to that certain Multifamily Loan and Security Agreement – Seniors Housing dated August 19, 2014
Woodbury Mews	The satisfaction of the carve outs to a change of control scenario set forth in the definition of “Change of Control”, including, but not limited to, the “Take Out/Management Criteria”.
MVI, Live Oak, Wildewood, Gables-Hudson	The Partnership or another entity satisfactory to the administrative agent of the loan provides a carve out guaranty to such agent in favor of the lenders under the loan along with notice of such transfer prior to the Full Issuance on substantially the same form as the guaranty executed by the Company in connection with the origination of the loan.

Sumter Place	The Partnership or another entity satisfactory to the administrative agent of the loan provides a carve out guaranty to such agent in favor of the lenders under the loan along with notice of such transfer prior to the Full Issuance on substantially the same form as the guaranty executed by the Company in connection with the origination of the loan.
Allentown	Borrower provides the applicable lender with notice of such transfer within ten (10) business days thereof.
Court at Hilliard, Compass 1 and Compass 2	Receipt of approval from HUD for each Form 2530 filed with HUD respect to (i) Investor’s potential ownership of over 50% of the shares of the Company and (ii) each member of the Board appointed by Investor.